Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Relations Contact:
August 2, 2005	Paul Lalljie
(571) 434-5548
Paul.lalljie@NeuStar.biz

Media Contact:
Sue Cushing
(571) 434-5150
sue.cushing@NeuStar.biz

NeuStar, Inc. Reports Record Revenue for the Second Quarter

Projects Revenue Growth for 2005 to Exceed 36 Percent

STERLING, VA, August 2, 2005—In its first report of earnings as a public company, NeuStar, Inc., (NYSE: NSR), a leading provider of essential clearinghouse services to the communications industry, today announced results of operations for its second quarter ending June 30, 2005 and provided guidance for future financial performance in 2005.

Summary of Second Quarter Results

•                  Revenue totaled $62.3 million, compared to $39.6 million reported in the second quarter of 2004.

•                  Income before income taxes totaled $23.2 million, compared to $11.4 million reported in the second quarter of 2004.

•                  Net income attributable to common stockholders totaled $11.7 million, compared to $16.2 million reported in the second quarter of 2004. Net income attributable to common stockholders for the quarter ended June 30, 2005 reflects an effective income tax provision of 40.0% or $9.3 million compared to an income tax benefit of $7.3 million for the quarter ended June 30, 2004, primarily due to the one-time reversal of a deferred tax asset valuation allowance.

•                  Net income attributable to common stockholders totaled $0.18 per diluted share, compared to $0.23 per share in the second quarter of 2004. Per-share calculations are based on diluted weighted average common shares outstanding of 78.0 million for the June 30, 2005 quarter compared to 82.1 million in the comparable period last year.

Business Outlook for Full Year 2005

•                  NeuStar expects revenue to grow in excess of 36% over 2004, to between $225 million and $235 million.

•                  Net income is expected to be in the range of $49 million and $52 million, or $0.63 to $0.67 per diluted share. Per-share calculations are based on an estimated 77.3 million diluted weighted average shares outstanding.

Projected results for the full year include the effect of up to $7.5 million in annual volume credits that are earned on all transactions in excess of the pre-determined 100 million transaction cumulative annual volume threshold under NeuStar’s contracts to provide telephone number portability services. Based on the strong growth in transaction volume in 2005, the company expects to reach the 100 million transaction threshold in August 2005; in 2004, the 100 million transaction threshold was reached in November.

Discussion of Second Quarter Results

NeuStar’s year-over-year quarterly revenue growth was driven primarily by increases in transactions on contracts to provide telephone number portability services, including:

•                  Addressing revenue increased 59.2% to $18.9 million, as a result of continued growth in the number of wireless subscribers, new communications services, such as Internet telephony, and the increase in wireless data services offered by NeuStar’s customers. In addition, the continued expansion of carrier networks contributed to the demand for addressing services.

•                  Interoperability revenue increased 59.0% to $13.5 million due predominantly to increased competition for existing subscribers among service providers as well as consolidation of service providers, requiring the integration of disparate systems and networks.  Also contributing to this growth was revenue from the company’s enhanced order management clearinghouse services.

•                  Infrastructure and other revenue increased 55.3% to $29.9 million primarily due to increased demand for the company’s network management services in support of activities such as service disconnects, consolidation of service providers and implementation of new technologies.

Total operating expense in the second quarter of 2005 rose 40.2% to $39.3 million from $28.0 million in the comparable quarter of 2004, primarily due to increased personnel costs to support revenue growth and business expansion initiatives, as well as $3.8 million in non-recurring costs related to the company’s initial public offering in June of 2005.  Total headcount at June 30, 2005 increased 31.6% to 483 compared to 367 at June 30, 2004.

As of June 30, 2005, the company had $81.2 million in cash, cash equivalents and short-term investments, an increase of $5.6 million compared to March 31, 2005. This increase resulted principally from cash provided by operating activities, offset by payment of cash dividends of $6.3 million to our preferred stockholders prior to their conversion into Class A common stock in connection with our initial public offering.

Management Commentary

“NeuStar’s clearinghouse services are essential to the communications industry in managing change,” said Jeff Ganek, NeuStar’s Chairman and CEO. Ganek continued, “Communications service providers trust NeuStar’s reliability, neutrality and leadership to manage industry changes, such as Internet telephony and wireless data, to facilitate carrier consolidation and for information exchange automation between providers. These were key drivers for our second quarter’s performance.”

Jeff Babka, NeuStar’s Chief Financial Officer, added, “We are pleased that in our first opportunity to report as a public company, NeuStar was able to announce the highest quarterly revenue in our history, and continued growth in profitability and cash flow.”  Babka continued, “The industry factors that helped us achieve an exceptional 48% revenue growth in 2004 are continuing in 2005 and give us confidence in our ability to deliver the strong growth in revenue and profitability reflected in our full year guidance.”

Conference Call

As announced on July 19, 2005, NeuStar, Inc. will conduct an investor conference call to discuss the company’s results at 4:30 p.m. (Eastern).  Investors may access the conference call over the Internet via the company’s Website (www.NeuStar.biz), or via telephone by dialing (877) 629-2591.  Those listening via the Internet should go to the site 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will be available through Midnight (Eastern) Wednesday, August 10, by dialing (877) 519-4471 (international callers dial (973) 341-3080) and entering reservation number 6258430, or by going to the company’s website (www.NeuStar.biz).

NeuStar, Inc. will take live questions from securities analysts and institutional portfolio managers, but the complete call is open to all interested parties on a listen-only basis.  Individual investors can also submit questions via email to investorqa@neustar.biz.

About NeuStar, Inc.

NeuStar (NYSE: NSR) is a provider of essential clearinghouse services to the North American communications industry and Internet service providers around the world. Visit NeuStar online at www.NeuStar.biz.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about NeuStar, Inc.’s expectations, beliefs and business results in the future. We cannot assure you that our expectations will be achieved or that any deviations will not be material.  Forward-looking statements are subject to many assumptions, risks and uncertainties that may cause future results to differ materially from those anticipated.  These potential risks and uncertainties include, among others, the uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results due to such factors as disruptions to our clearinghouse operations, modifications to our material contracts, increasing competition, market acceptance of our existing services, the ability of NeuStar, Inc. to successfully develop and market new services, the uncertainty of whether new services will achieve market acceptance or result in any revenues, and business, regulatory and statutory changes in the communications industry.  More information about potential factors that could affect our business and financial results is included in NeuStar, Inc.’s filings with the Securities and Exchange Commission, including in NeuStar’s Registration Statement on Form S-1 related to its initial public offering. All forward-looking statements are based on information available to NeuStar, Inc. on the date of this press release and NeuStar, Inc. undertakes no obligation to update any of the forward-looking statements after the date of this press release.

NEUSTAR, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2005	2004	2005
Revenue:
Addressing	$11,846	$18,854	$23,806	$38,575
Interoperability	8,482	13,490	16,089	26,577
Infrastructure and other	19,282	29,952	38,429	54,936
Total revenue	39,610	62,296	78,324	120,088

Operating expense:
Cost of revenue (excluding depreciation and amortization shown separately below)	12,066	15,767	22,536	29,030
Sales and marketing	4,836	7,571	8,982	14,589
Research and development	1,740	2,878	3,471	5,448
General and administrative	5,078	8,829	8,471	16,419
Depreciation and amortization	4,304	3,935	9,224	7,517
Restructuring charges (recoveries)	—	300	—	(406)
	28,024	39,280	52,684	72,597
Income from operations	11,586	23,016	25,640	47,491
Other (expense) income:
Interest expense	(599)	(586)	(1,346)	(1,212)
Interest income	394	722	720	1,197
Income before income taxes	11,381	23,152	25,014	47,476
(Benefit from) provision for income taxes	(7,287)	9,269	(7,187)	18,962
Net income	18,668	13,883	32,201	28,514
Dividends on and accretion of preferred stock	(2,513)	(2,170)	(4,990)	(4,313)
Net income attributable to common stockholders	$16,155	$11,713	$27,211	$24,201

Net income attributable to common stockholders per common share:
Basic	$2.94	$1.45	$5.02	$3.43
Diluted	$0.23	$0.18	$0.40	$0.37

Weighted average common shares outstanding:
Basic	5,487	8,097	5,421	7,055
Diluted	82,118	78,039	80,922	76,502

NEUSTAR, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	June 30,
	2004	2005
		(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$63,929	$81,200
Restricted cash	4,835	2,350
Accounts receivable, net and unbilled receivables	30,151	32,329
Prepaid expenses and other current assets	9,607	8,473
Deferred tax asset	10,923	9,437
Total current assets	119,445	133,789

Restricted cash, long-term	835	400
Property and equipment, net	36,504	40,992
Goodwill and intangible assets, net	50,703	53,713
Other noncurrent assets	3,967	5,164
Total assets	$211,454	$234,058

LIABILITIES AND STOCKHOLERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable and accrued expenses	$35,458	$31,380
Income taxes payable	419	4,342
Customer credits	15,541	7,604
Deferred revenue	13,972	17,976
Notes payable and capital lease obligations	9,449	7,919
Accrued restructuring reserve	1,330	1,281
Total current liabilities	76,169	70,502

Deferred revenue, long-term	13,812	17,374
Notes payable and capital lease obligations, long-term	7,964	7,462
Accrued restructuring reserve, long-term	3,719	2,735
Deferred tax liability	1,194	2,070
Total liabilities	102,858	100,143

Commitments and contingencies	—	—

Series B Voting Convertible Preferred Stock	66	—
Series C Voting Convertible Preferred Stock	85,717	—
Series D Voting Convertible Preferred Stock	54,671	—

Total stockholders’ (deficit) equity	(31,858)	133,915
Total liabilities and stockholders’ (deficit) equity	$211,454	$234,058

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